Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

AMBER INTERNATIONAL HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	1,500,000 (3)	$2.195(6)	$3,292,500	$0.00015310	$504.08
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	150,000 (4)	$2.195(6)	$329,250	$0.00015310	$50.41
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	150,000 (4)	$2.195(6)	$329,250	$0.00015310	$50.41
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	150,000 (4)	$2.195(6)	$329,250	$0.00015310	$50.41
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	150,000 (4)	$2.195(6)	$329,250	$0.00015310	$50.41
Equity	Class A Ordinary Shares, par value $0.001 per share(1)	Rules 457(c) and 457(h)	5,000,000 (5)	$2.195(6)	$10,975,000	$0.00015310	$1,680.27
	Total Offering Amount		7,100,000	–	$15,584,500		$2,385.99
	Total Fee Offsets						–
	Net Fee Due						$2,385.99

(1)	These shares may be represented by American deposit shares (“ADSs”) of Amber International Holding Limited (the “Registrant”), one ADS representing five Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on to the Amended and Restated Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit (a) to the Form F-6 Registration Statement (file No. 333-288354) filed with the Securities and Exchange Commission on June 26, 2025).

(2)	Represents Class A ordinary shares issuable upon exercise of share awards granted under the Post-IPO Share Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)	Represents 1,500,000 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan pursuant to the 2021 Second Amendment, as defined on explanatory note. All of these shares are reserved for future award grants.

(4)	Represents 150,000 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan, as last amended and restated on December 31, 2021, in each of 2021, 2022, 2023 and 2024, respectively, pursuant to the evergreen provision, included in the Post-IPO Share Incentive Plan. All of these shares are reserved for future award grants.

(5)	Represents 5,000,000 Class A ordinary shares that have been added to the Post-IPO Share Incentive Plan pursuant to the 2025 Amendment, as defined on explanatory note. All of these shares are reserved for future award grants.

(6)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $10.975 per ADS, the average of the high and low prices for the Registrant’s ADSs, as quoted on the Nasdaq Global Market on June 25, 2025, which is within five (5) business days prior to the date of this registration statement, and adjusted for the ordinary share-to-ADS ratio.